U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C. 20549

                                     FORM 5
                    Annual Statement of Changes in Beneficial Ownership

 Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
 Section 17(a) of the Public Utility Holding Company Act of 1935 or
 Section 30(f) of the Investment Company Act of 1940


 ___	Check this box if no longer subject to Section 16.  Form 4 or Form 5 obligations may continue.  See Instructions 1(b).
 ___	Form 3 Holdings Reported
 ___	Form 4 Transactions Reported

 1.	Name and Address of Reporting Person

   	G. Bruce Papesh
	   3130 Gateway Drive
	   Norcross, GA  30091-5625

 2.	Issuer Name and Ticker or Trading Symbol

   	Immucor, Inc./BLUD

 3.	IRS or Social Security Number of Reporting Person (Voluntary)

   	NA

 4.	Statement for Month/Year

   	5/98

 5.	If Amendment, Date of Original (Month/Year)

   	NA

 6.	Relationship of Reporting Person to Issuer (check all applicable)

   	X	Director
		  Officer (give title below)
		  10% Owner
		  Other (specify below)


 TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
          Owned

 1.	Title of Security   (Instr.3)

   	Common Stock

 2.	Transaction Date (Month/Day/Year)

   	NA

 3.	Transaction Code (Instr. 8)

   	NA

 4.	Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

   	Amount		(A) or (D)	Price
	   NA

 5.	Amount of Securities		6. Ownership Form:	        	  7. Nature of Indirect
	   Beneficially Owned at	   Direct (D) or Indirect (I	    Beneficial Ownership
	   End of Issuer's Fiscal		 (Instr. 4)			                 (Instr. 4)
	   Year (Instr. 3 and 4)

            		100	               			D
		            400               				I		                  	As investment advisor
	       Total	500   as previously reported

 TABLE II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

 1.	Title of Derivative Security (Instr. 3)

   	Stock Option - Right to buy

 2.	Conversion or Exercise Price of Derivative Security

   	$8.00 per share

 3.	Transaction Date (Month/Day/Year)

   	9/3/97

 4.	Transaction Code (Instr. 8)

   	T

 5.	Number of Derivative Securities Acquired (A) or Disposed of (D)
    (Instr. 3, 4 and 5)

    (A)	     		(D)
    10,000	   		NA

 6.	Date Exercisable and Expiration Date (Month/Day/Year)

   	Date Exercisable	       	Expiration Date
	   9/3/99				               9/2/07

 7.	Title and Amount of Underlying Securities (Instr. 3 and 4)

	   Title              	            				Amount or Number of Shares
	   Common Stock, $.10 par value	       10,000

 8.	Price of Derivative Security (Instr. 5)

   	NA

 9.	Number of Derivative Securities Beneficially Owned at End of Year
    (Instr. 4)

   	10,000

 10.	Ownership Form of Derivative Security:  Direct (D) or Indirect (I)
     (Instr. 4)

    	D

 11.	Nature of Indirect Beneficial Ownership (Instr. 4)

    	NA

 Explanation of Responses:

 Stock options are Exercisable 50% on 9/3/99, and 25% on 9/3/00 and 9/3/01.


 /s/ G. Bruce Papesh
 Signature of Reporting Person

 6/17/98
 Date